CHINA ORGANIC AGRICULTURE, INC.
Dalian City, Zhongshan District, Youhao Road
Manhattan Buildings #1, Suite 1511
Dalian City, Liaoning Province, P.R. China

December 2, 2009

Mr. William Thompson
Accounting Branch Chief
Division of Corporation Finance
United States Securities and Exchange Commission
Washington, D.C. 20549
Mail Stop 3561

Re:	China Organic Agriculture, Inc.
Item 4.02 Form 8-K
Filed: November 23, 2009
File No. 0-52430

Dear Mr. Thompson:

The undersigned, as Chief Executive Officer of China Organic Agriculture, Inc. (the “Company”), hereby acknowledges that:

●	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

●	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

●	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

CHINA ORGANIC AGRICULTURE, INC.

By: /s/Jinsong Li
        Jinsong Li
Chief Executive Officer

cc: Adam Phippen